EXHIBIT 35.1

Servicer Compliance Certificate

CHASE AUTO OWNER TRUST 2006-B

The undersigned, a duly authorized officer of JPMorgan Chase Bank, National Association, as servicer (in such capacity, the “Servicer”) under the Sale and Servicing Agreement, dated as of September 13, 2006 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Sale and Servicing Agreement”), by and among Chase Auto Owner Trust 2006-B, JPMorgan Chase Bank, National Association, as Depositor and the Servicer, does hereby certify that:

1.	A review of the activities of the Servicer during the period from September 13, 2006 through December 31, 2006, and of its performance under the Sale and Servicing Agreement has been made under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Sale and Servicing Agreement throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this 28th day of March, 2007.

/s/ William J. Schiralli

Name: William J. Schiralli

Title: Vice President